SECTION 21. CODE OF ETHICS

General

This is the Code of Ethics of FIA. The Company's Personal Securities Transactions reporting and Insider Trading Procedures can be found in this Code.

Fiduciary Duty

This Code of Ethics is predicated on the principle the Company owes a fiduciary duty to its clients. A fiduciary is to approach his or her client’s affairs with the same prudence as would be used in the management of his or her own affairs. Fiduciaries are expected to place the interests of the client before their own. Fiduciaries cannot withhold material information from a client that would affect the client’s investment decision. Accordingly, Associated Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, the Company will:

•	Place client interests ahead of the Company’s – As a fiduciary, the Company will serve in its clients’ best interests. In other words, Associated Persons may not benefit at the expense of advisory clients. This concept is particularly relevant when Associated Persons are making personal investments in securities traded by advisory clients.
•	Engage in personal investing that is in full compliance with the Company’s Code of Ethics – Associated Persons must review and abide by the Company’s Personal Securities Transaction and Insider Trading Policies.
•	Avoid taking advantage of your position – Associated Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Company, or on behalf of an advisory client, unless in compliance with the Gift Policy below.
•	Maintain full compliance with the Federal Securities Laws – Associated Persons must abide by the standards set forth in Rule 204A-1 under the Advisers Act [17j-1].

Any questions with respect to the Company’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, Associated Persons must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated on an anonymous basis.

Definitions

CCO: Chief Compliance Officer per rule 206(4)-7 of the Advisers Act of 1940. The Company has designated Ernest

J. C’DeBaca, as its Chief Compliance Officer. Mr. C’DeBaca has designated Peter Balcer and Nicole Hyslop as the CCO Designees.

Supervised Person: All directors, officers, and partners of the Company (or other persons occupying a similar status or performing similar functions); employees of the Company; and any other person who provides advice on behalf of the Company and is subject to the Company’s supervision and control.

Access Person: Any of FIA’s Supervised Persons who have access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or any Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. If providing investment advice is FIA’s primary business, all of FIA’s directors, officers, and partners are presumed to be access persons.

Associated Person: For purposes of the Code of Ethics, all Access Persons and Supervised Persons are referred to as Associated Persons.

Beneficial Ownership: Associated Persons are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. They have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

•	Securities held by members of Associated Persons’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law. Adoptive relationships are included;
•	Associated Person’s interests as a general partner in securities held by a general or limited partnership; and
•	Associated Person’s interests as a manager/member in the securities held by a limited liability company.

Associated Persons do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Associated Persons of securities held by a trust:

•	Ownership of securities as a trustee where either the Associated Person or members of the immediate family have a vested interest in the principal or income of the trust;
•	Ownership of a vested beneficial interest in a trust; and
•	An Associated Person’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Associated Person to revoke the trust.

Reportable Security: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Reportable Security does not include (Excepted Securities)::

1.	Direct obligations of the Government of the United States;
2.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
3.	Shares issued by money market funds;
1.	Shares issued by open-end funds other than reportable funds; - i.e. shares in Regents Park S&P 500 Buffer 10 ETF – A, Regents Park S&P 500 Buffer 10 ETF – B, Regents Park S&P 500 Buffer 10 ETF – C, Regents Park S&P 500 Buffer 10 ETF – D. (these must be pre-cleared) and
2.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds

Initial Public Offering: An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Limited Offering: An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

Conflict of Interest: For the purposes of this Code of Ethics, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in anyway, or even appears to interfere, with the interests of a client, the Company, or one or more of its affiliates, as a whole.

Prohibited, Dishonest, and Unethical Practices

The following activities are expressly prohibited:

•	Recommending to a client to whom investment advisory services are provided the purchase, sale, or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client's investment objectives, financial situation and needs, and any other information known by the investment adviser or federal covered investment adviser;

•	Exercising any discretionary authority in placing an order for the purchase or sale of securities for a client without obtaining written discretionary authority from the client;
•	Inducing trading in a client's account that is excessive in size or frequency in view of the financial resources, investment objectives, and character of the account;
•	Placing an order to purchase or sell a security for the account of a client without authority to do so;
•	Placing an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained a written third-party trading authorization from the client;
•	Borrowing or loaning money or securities from or to a client unless the client is a broker-dealer, an affiliate of the Company, or a financial institution engaged in the business of loaning funds;
•	Misrepresenting to any client, or prospective client, the qualifications of the Associated Person, or misrepresenting the nature of the advisory services being offered or fees to be charged for such service;
•	Guaranteeing a client that a specific result will be achieved with advice rendered;
•	Disclosing the identity, investments, or other financial information of any client or former client unless required by law to do so, or unless consented to by the client;
•	Engaging in any act, practice, or course of business which is fraudulent, deceptive, manipulative, or unethical; or
•	Engaging in conduct or any act, indirectly or through or by any other person, which would be unlawful for such person to do directly under the provisions of the Advisers Act of 1940, the Securities Act of Arizona, and any rule or order thereunder.

Prohibitions on Personal Securities Transactions

Initial Public Offerings (IPOs): Except in a transaction exempted by the “Exempted Transactions” section of this Code of Ethics, no Associated Person may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering without first obtaining pre clearance from the CCO. The Company’s CCO must obtain approval from the President of the Company.

Limited or Private Offerings: Except in a transaction exempted by the “Exempted Transactions” section of this Code of Ethics, no Associated Person may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining pre clearance from the CCO. The Company’s CCO must obtain approval from the President of the Company. If authorized, Associated Persons are required to disclose their investment when they play a part in any client’s subsequent consideration of an investment in the issuer.

Timing of Personal Transactions: If the Company is considering for purchase/sale or purchasing/selling any Reportable Security on behalf of a client account, no Access Person may effect a transaction in that Reportable Security prior to the client purchase/sale having been completed by the Company, or until a decision has been made not to purchase/sell the Reportable Security on behalf of the Client Account and in accordance with the Company’s pre clearance and blackout policy, if any.

Exempted Transactions:

The prohibitions of this section of this Code of Ethics do not apply to:

•	Purchases or sales affected in any account over which the Access Persons have no direct or indirect influence or control.
•	Purchases, which are part of an automatic investment, plan, including dividend reinvestment plans.
•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.
•	Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.
•	Open-end investment company shares other than shares of investment companies advised by the Company or its affiliates or sub-advised by the Company.

•	Certain closed-end index funds.
•	Unit investment trusts.

Prohibited Activities

Conflicts of Interest

The Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. Associated Persons must strive to avoid any activity or a personal interest that presents a “conflict of interest.” A conflict of interest may arise if the Associated Person's personal interest interferes, or appears to interfere, with the interests of the Company or its clients. A conflict of interest can arise whenever an Associated Person takes action or has an interest that makes it difficult for him/her to perform his/her duties and responsibilities at the Company honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

•	Associated Persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of Associated persons). This kind of favoritism would constitute a breach of fiduciary duty.
•	Associated Persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Associated Persons are prohibited from recommending, implementing, or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Gifts and Entertainment

Associated Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Associated Persons should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Company or the Associated Person.

No Associated Person may receive any gift, service, or other thing of more than de minimis value of from any person or entity that does business with or on behalf of the Company. No Associated Person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the Company without written pre-approval by the CCO. Gifts received from or given to the same source valued at

$100.00 or less will be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also will be considered to be of de minimis value.

No Associated Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity, that does business with or on behalf of the Company.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons must not offer, give, solicit, or receive any form of bribe or kickback.

Political Contributions

Rule 206(4)-5 (the “Rule”) under the Advisers Act seeks to curtail “pay to play” practices by investment advisers. The Rule applies to all investment advisers that are registered with the SEC and requires: (i) a two-year “time-out” from receiving compensation for providing advisory services to certain government entities after certain political contributions are made, (ii) a prohibition on soliciting contributions and payments, and (iii) a prohibition from paying third parties for soliciting government clients.

The Rule has a de minimis exception for contributions to officials for whom the contributor can vote. The exception permits individual contributions up to $350 per official (per election) for whom the employee is entitled to vote. In addition, contributions that in the aggregate do not exceed $150 per election per official will not violate the Rule, even if the contributor is not entitled to vote for the official. These de minimis exceptions are available only for contributions by individual covered associates, not the Company. Under both exceptions, primary and general elections are considered separate elections.

Associated Persons making political contributions, in cash or services, must report each such contribution to the CCO:

•	Where the Company and/or its associated persons have made a political contribution to an elected official of a state or local government entity who is in a position to influence the selection of the Company for government contracts, the Company and its Associated Persons will be prohibited from providing advisory services, for compensation (either directly or through a pooled investment vehicle) to that government entity for two years.

•	The Company and/or its associated persons are prohibited from soliciting or coordinating campaign contributions from others — a practice referred to as "bundling" — for an elected official who is in a position to influence the selection of the Company. The Company and/or its associated persons are also prohibited from the solicitation and coordination of payments to political parties in the state or locality where the Company is seeking business.

•	The Company and/or its associated persons are prohibited from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the Company, unless that third party is an SEC- registered investment adviser or broker-dealer subject to the restrictions under Rule 206(4)-5 under the Advisers Act of 1940.

Confidentiality

Associated Persons must respect the confidentiality of information acquired in the course of their work and must not disclose such information, except when they believe they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Associated Persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Company.

Service on a Board of Directors

Associated Persons must not serve on the board of directors of publicly traded companies without the prior authorization of the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of the Company, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from all Prohibitions on a case-by-case basis. Any request for such consideration must be submitted to the CCO in writing. Exceptions will only be granted in those cases in which the CCO determines that granting the request will not create any potential, apparent, or actual conflicts of interest.

Personal Securities Transactions Procedures and Reporting

This Code’s procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about a transaction for a reportable account or for an Employee's personal account, the Chief Compliance Officer should be consulted.

Personal Account Trading

Personal trading for any Covered Account should never be conducted in such a way as to create any questions of “front running,” otherwise taking personal advantage of the trading activity that is conducted for the Company, or in any way seeking personal profits at the expense of the trading conducted for the Company. A trader’s first priority in all trading decisions must be to benefit the Company’s clients.

Pre-Approval of Securities Transactions

Other than for transactions in Excepted Securities, all FIA employees must obtain pre-approval in writing by the Chief Compliance Officer or her designee before engaging in any personal trading. All trading requests are to be submitted the Compliance Portal. If such trade requests cannot be processed through a tracking application, then a paper request must be submitted to the CCO or his designee using the forms provided herein. Employee trade requests are subjected to a 7-day query of Fund purchases and sales. Employee trading requests are then evaluated and subsequently approved, denied, or flagged as case-sensitive. The CCO will be notified of all trade request evaluation outcomes. Unless otherwise specified, approvals will be effective for 48 hours from the time that the approval was received.

Trading Restrictions

Except for accounts over which the Company’s employee has no discretionary power, influence or control, the trading activity set out below is prohibited in any personal account without specific prior authorization from the Chief Compliance Officer permitting these transactions notwithstanding the restriction. However, the Company is aware that there will be specific instances in which a specific trade or an activity that is generally prohibited can be conducted without detriment to the interests of the Company. In such circumstances, the individual should contact the Chief Compliance Officer.

Private Placements

As with all other transactions, purchases (or recommendations) of securities for Access Person’s accounts in private placements must be cleared in advance. In determining whether to approve any such transaction for an employee, the Chief Compliance Officer or the Chief Executive Officer will consider, among other factors, whether the investment opportunity should be reserved for client accounts and whether the investment opportunity is being offered to the FIA employee by virtue of his or her position with FIA.

Private Investment Funds and Distributions

Pre-approval of an investment in a private investment fund is required. Moreover, when an employee is notified by the fund of a distribution of securities, the employee must notify the Chief Compliance Officer in order to record the manner of acquisition of the securities. Any subsequent sales of such shares are subject to the trade restrictions outlined in this Code.

Initial Public Offerings

The Company’s employees must obtain prior written approval before acquiring a direct or indirect beneficial ownership (through purchase or otherwise) of a security in an initial public offering. This restriction ensures that the Company’s employee does not cause a violation of applicable broker-dealer rules relating to new issues.

Frontrunning and Scalping

No employee may engage in what is commonly known as "front running" or "scalping": buying or selling securities in a Covered Account, prior to clients, in order to benefit from any price movement that may be caused by client transactions or the Company’s recommendations regarding the security. No employee may buy or sell a security when he or she knows the Company is actively considering the security for purchase or sale (as applicable) in client accounts. Employee transactions in options, derivatives or convertible instruments that are related to a transaction in an underlying security for a client (“inter-market front-running”) are subject to the same restrictions.

Significant Holdings

An employee may not purchase more than 1.0% of the outstanding shares of any publicly traded company.

FIA Strategies

This Section applies to only those Company employees who are also Investment Professionals, defined as an employee in the day-to-day management of the Company’s portfolios, in any way and has knowledge of, or access to, trade information. This Section also applies to any person residing in the same household as the Investment Professional.

An Investment Professional may not engage in personal trading that is similar to the Funds’ trading strategies of FIA.

Blackout Period

No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership if such security to his or her actual knowledge at the time of such purchase or sale:

•	is being anticipated or planned for purchase or sale by a Fund within the next 7 days;
•	is in the process of being purchased or sold by a Fund (except that an Access Person may participate in a blocked transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by the Fund Organization); or
•	is or has been purchased or sold by a Fund within the most recent 7-day period.

Any profits realized by an Access Person in contravention of this subsection must be disgorged.

Other Trading Restrictions

It is prohibited to engage in any trading (in a personal account or for FIA) that violates the law1. In addition, an employee may not receive from another party “hot tips,” favored commission rates, or other personal brokerage or other trading benefits in exchange for the employee’s giving the other party Company business, such as allocation of brokerage, or any other benefit. Receiving gifts or entertainment consistent with the Company’s Gift and Entertainment Policy is permissible, as is attendance at sponsored seminars or conferences within the guidelines contained in that Policy, but in all instances, it is important to avoid even the appearance of providing business in exchange for personal benefits. Employees are restricted as to the purchase and sale of their personal security holdings to the extent that a Fund advised by the Company holds or is expected to trade the same security. The Code also contains restrictions on and procedures designed to help prevent inappropriate trading while FIA is in possession of material nonpublic information.

De Minimis Transactions

FIA Access Persons will generally not be given preclearance approval to execute a transaction in any security for which there is a pending buy or sale order for any sub-advised investment company where the Access Person has access to information about pending transactions. In certain circumstances, the CCO may approve certain de minimis transactions even when the firm is trading such securities.

The below transaction limits are available for this de minimis exception. Note: Currency is listed in USD. For all other countries, use the local currency’s USD equivalent and/or U.S. share amount.

•	Transactions up to $50,000 for companies having a market capitalization of $20 billion or more.
•	The dollar value from transacting in 250 shares or $25,000 (whichever value is greater) for companies having a market capitalization between $5 billion and $20 billion.
•	The dollar value from transacting in 100 shares or $10,000 (whichever value is greater) for companies having a market capitalization between $250 million and $5 billion.

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1 For example, an employee may not trade on the basis of material non-public information.

Pre-Clearance Procedure

For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:

•	Pre-clearance requests must be submitted by the requesting Associated Person to the CCO in writing. The request must describe in detail what is being requested and any relevant information about the proposed activity.
•	The CCO will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification.
•	Pre-clearance authorizations expire 48 hours after the approval, unless otherwise noted by the CCO on the written authorization response.
•	Records of all pre-clearance requests and responses will be maintained by the CCO for monitoring purposes and ensuring the Code of Ethics is followed.

Pre-Clearance Exemptions

•	The pre-clearance requirements of this section of this Code of Ethics do not apply to:
•	Purchases or sales affected in any account over which the access person has no direct or indirect influence or control. Purchases, which are part of an automatic investment, plan, including dividend reinvestment plans. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.
•	Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.
•	Open-end investment company shares other than shares of investment companies advised by the Company or its affiliates or sub-advised by the Company.
•	Certain closed-end index funds.
•	Unit investment trusts.

Reporting Requirements

Initial and Annual Holdings Reports

No later than ten (10) days after the person becomes an Access Person and annually thereafter, every Access Person must file a holdings report containing the following information:

•	The title, exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;
•	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and
•	The date that the report is submitted by the Access Person.

The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (in the case of an initial report) or the date the report is submitted (in the case of an annual report).

Quarterly Reports

No later than thirty (30) days after the end of calendar quarter, every Access Person must file transaction reports containing the following information:

•	For each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the Access Person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number, type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;
•	The nature of the transaction (e.g., purchase, sale)
•	The price of the security at which the transaction was effected
•	The name of any broker, dealer or bank with or through the transaction was effected; and
•	The date that the report is submitted by the Access Person.

Access Persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements.

Reporting Exemptions

The reporting requirements of this section of this Code of Ethics do not apply to:

•	Any report with respect to securities over which the Access Person has no direct or indirect influence or control. This exemption does not cover accounts managed by a third party adviser.
•	Transaction reports with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans.
•	Transaction reports if the report would contain duplicate information contained in broker trade confirmations or account statements that the Company holds in its records so long as the Company receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Report Confidentiality

All holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Monitoring of Personal Securities Transactions

The Company is required by the Advisers Act to review Access Persons’ personal securities transactions and reports periodically. The CCO is responsible for reviewing these. Nicole Hyslop will conduct the CCO personal securities transactions reviews.

A copy of the Company’s reporting forms is attached to this manual as Appendix D.

Certification of Compliance

Initial Certification

The Company is required to provide all Associated Persons with a copy of the Code. All Associated Persons are to certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with its terms.

Acknowledgement of Amendments

The Company must provide Associated Persons with any amendments to the Code and Associated Persons must submit a written acknowledgement that they have received, read, and understood the amendments to the Code.

Annual Certification

All Associated Persons must annually certify that they have read, understood, and complied with the Code of Ethics and that the Associated Persons has made all of the reports required by the Code and has not engaged in any prohibited conduct.

The CCO will maintain records of these certifications of compliance.

A list of Associated Persons and a copy of the Company’s certification forms are attached to this manual as Appendix

E.

Reporting Violations

All Associated Persons must report violations of the Company’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, Associated Persons may report directly to the Company's Management. All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported are (but are not limited to):

•	noncompliance with applicable laws, rules, and regulations;
•	fraud or illegal acts involving any aspect of the Company’s business;

•	material misstatements in regulatory filings, internal books and records, clients records or reports;
•	activity that is harmful to clients; and
•	deviations from required controls and procedures that safeguard clients and the Company.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Compliance Officer Duties

Training and Education

The CCO is responsible for training and educating Associated Persons regarding the code. Training will occur periodically as needed and all Associated Persons are required to attend any training sessions or read any applicable materials.

Recordkeeping

The CCO will ensure that the Company maintains the following records in a readily accessible place:

•	A copy of each Code of Ethics that has been in effect at any time during the past five years;
•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person. These records must be kept for five years after the individual ceases to be a Supervised Person of the Company;
•	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;
•	A list of the names of persons who are currently, or within the past five years were, Access Persons;
•	A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted;
•	A record of any decisions that grant employees or Access Persons a waiver from or exception to the Code.

Annual Review

The CCO will review at least annually the adequacy of the Code of Ethics and the effectiveness of its implementation.

Sanctions

Any violations discovered by or reported to the CCO will be reviewed and investigated promptly, and reported through the CCO to the Supervisor. Such report will include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation will be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the Supervisor may impose such sanctions for violation of this Code of Ethics, as he/she deems appropriate, including, but not limited to:

•	letter of censure;
•	suspension or termination of the employment;
•	reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and
•	referral to law enforcement or regulatory authorities in serious cases.

INSIDER TRADING

It is the policy of the Company that no Investment Adviser may engage in what is commonly known as “insider trading.” Specifically, the Company prohibits:

•	Trading, either in a Reportable Account or on behalf of any other person (including client accounts), on the basis of material nonpublic information; or
•	Communicating material nonpublic information to others in violation of the law.

Insider Trading Policy

Section 204A of the Advisers Act requires every Investment Adviser to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by such Investment Adviser or any Associated Person with such Investment Adviser. In accordance with Section 204A of the Act, the Company has instituted procedures to prevent the misuse of nonpublic information.

In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information; or
•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or
•	Communicating material non-public information to others in breach of a fiduciary duty.

Who Is Covered by the Policy

This policy covers all of the Company’s Associated Persons as well as all transactions in any securities participated in by family members, trusts, or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Associated Person is an officer, director or 10% or greater stockholder and a partnership of which the Associated Person is a partner unless such person has no direct or indirect control over the partnership.

Material Information

Individuals may not be held liable for trading on inside information unless the information is material. Advance knowledge of the following types of information is generally regarded as material:

•	Dividend or earnings announcements
•	Write-downs or write-offs of assets
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of company or major division operations
•	Merger, joint venture announcements
•	New product/service announcements
•	Discovery or research developments
•	Criminal, civil and government investigations and indictments
•	Pending labor disputes
•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers, stock repurchase plans, etc.
•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities, and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

Non-Public Information

In order for issues concerning insider trading to arise, information must not only be material, but also non-public as well.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not onlybe publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non- public information does not change to public information solely by selective dissemination.

Associated Persons must be aware that even when there is no expectation of confidentiality, a person may becomean insider upon receiving material, non- public information. Whether the “tip” made to the Associated Person makes such person a “tipee” depends on whether the corporate insider expects to benefit personally, either directlyor indirectly, from the disclosure.

“Benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Associated Persons may also become insiders or “tipees” if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Composition of Client Portfolios Disclosure

Associated Persons must never disclose the composition of client portfolios to outside third parties unless the information is otherwise publicly available.

Federal securities laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of the Company’s fiduciary duty to clients. Selectively disclosing the portfolio holdings of a client’s portfolio to certain investors or outside parties may also be viewed as the Company engaging in a practice of favoritism. All inquiries that are received by Associated Persons to disclose portfolio holdings must be immediately reported to the CCO.

Fair Dealing vs. Self-Dealing

Advisory Representatives must act in a manner consistent with the obligation to deal fairly with all clients when taking investment action. The Company will not tolerate self-dealing for personal benefit or the benefit of the Company at the expense of clients.

Front Running

“Front running” and “scalping” refer to the buying or selling of securities in a Reportable Account, prior to clients, in order to benefit from any price movement that may be caused by client transactions or the Company’s recommendations regarding the security. It also includes buying or selling options, rights, warrants, futures contracts, convertible securities, or other securities that are related to a security in which clients may affect transactions or which the Company may make recommendations.